Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Appoints Mike Weinberger to CEO Ahead of Approaching Transformational Acquisition

Previously the Company’s Chief Franchise Officer, the 20-Year Franchise Veteran Takes Helm to Lead through International Cannabis Franchise Growth

PHOENIX (November 30, 2022) – With a transformative acquisition approaching, Item 9 Labs Corp. (OTCQX: INLB) (the “Company”)—a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products—announced today a change to the leadership team. Chief Franchise Officer Mike Weinberger will become Chief Executive Officer—effective November 30, 2022—to lead the Company’s future as an international cannabis franchisor.

A 20-plus year franchise industry veteran, Weinberger launched Item 9 Labs Corp.’s dispensary franchise, Unity Rd., in 2018 and grew the brand to more than 20 entrepreneurial groups driving development across 10 states. In March 2021, he spearheaded the sale of Unity Rd.’s parent company, OCG Inc., to Item 9 Labs Corp. Today, the cannabis franchise has four stores open across three states – Colorado, Oklahoma and South Dakota.

Prior to building the leader in the U.S. cannabis franchise space, Weinberger was the CEO of Maui Wowi—a global coffee and smoothie franchise with more than 500 units—and led its successful sale to Kahala Brands. Upon acquisition, his role shifted to  Brand President  and oversaw Kahala Brands' nontraditional portfolio and growth strategies.

Item 9 Labs Corp. Secures Financing to Close Acquisition of Sessions Cannabis

Item 9 Labs Corp. has fulfilled its financial conditions related to the acquisition of Sessions Cannabis (“Sessions”), one of Canada's largest cannabis retail franchisors. The Company is awaiting final funding and expects to close the acquisition in the next three months. The definitive agreement was previously signed and announced on May 25, 2022.

With an exponential increase in store count to a combined 50-plus units across North America, this transaction will transition the Company from being a multi-state operator to the largest global and publicly traded cannabis franchise company. Sessions generates more than CA$80 million in annual systemwide sales with 45-plus stores currently open throughout the Ontario province of Canada.

The Future of Cannabis is Franchising

“I entered the cannabis industry with the goal of helping more people experience the health benefits that cannabis has to offer,” said Andrew Bowden, the Company’s former Chief Executive Officer. “This acquisition is our next natural progression to elevate our brands to new heights in cannabis and reach so many more consumers.”

Bowden was appointed to CEO at the start of the Company’s 2020 fiscal year and led Item 9 Labs Corp. through multiple quarters of positive growth, including the Company’s transition from Arizona’s medicinal to adult-use cannabis market as well as expansion into the cannabis retail space through the acquisition of OCG Inc. He added, “With Mike’s deep, intimate knowledge of franchising and international business, I am confident he will be an exceptional leader to execute on our vision and business plan to increase shareholder value.”

“The future of cannabis is franchising,” said Weinberger, adding that the franchise business model is the most viable vehicle to empower entrepreneurs to operate their own local dispensaries, compliantly and successfully. He added, “Franchising levels the playing field by giving independent entrepreneurs an opportunity to enter cannabis and have the buying power, resources and talented team that typically is only seen among the larger multi-state operators.”

In addition to expanding the Unity Rd. franchise network, the Company is focused on developing its Item 9 Labs products alongside the cannabis retail franchise to give its shop owners front-of-the-line access to high-quality, award-winning products.

Weinberger added, “The foundation is set, and our team is ready to open the next chapter for our future growth.”

ABOUT ITEM 9 LABS CORP.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency and well-being. Headquartered in Arizona, the company is currently expanding its operations space up to 640,000-plus square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

Item 9 Labs Corp.

Jayne Levy, VP of Communications

Jayne@item9labs.com

Investor Contact:

Item 9 Labs Corp.

800-403-1140

Investors@item9labscorp.com